Exhibit 4.8.42 -Electronic Catalogue (17) - Reducing Valve

25 Series Pilot-operated Reducing Valve

Realize accurate and stable pressure control

Ensure the best efficiency of steam system

spirax sarco

25P Series Pilot-operated Reducing Valve
Improve the Safety and Efficiency of Steam System

Spirax Sarco 25P series pilot-operated reducing valve is widely used in steam system. Accurate and stable pressure control can be realized no matter that there is change of upstream steam pressure or fluctuation of downstream load.

Spirax Sarco 25P series pilot-operated reducing valve is characterized in that one or several pilot valves can be installed or exchanged on the same valve. Besides being stable and reducing pressure, it can also control the temperature, the upstream pressure or the remote switch. Those multifunctional values can be provided together with supply and easily installed at site.

Safety:
All steaming equipments have safe working pressure and there are safety requirements for operators for both overheat and overpressure. Therefore, accurate and stable pressure control could:
•	Protect the equipment from overpressure.
•	Protect the operator.
•	Avoid defective product caused by overheat to ensure product quality.

Why need to reduce pressure?
Economy:
Steam under high pressure:
Increase the heat storage capacity and the peakresponsibility of boiler.
Under high pressure, it enjoys small specific volume and feeding duct as well as low installation fee.
Reduce the starting and preheating time of the system.
Reduce the heat loss of the system.
Steam under low pressure at steam point:
The efficiency increases because of greater calorific potential of the steam in low pressure.
The quality of steam improves because the dryness of steam increases after reducing pressure.

Advantages:

Installation fee decreases without external power.

Product quality and efficiency improve by accurate pressure control.

There are multifunctional combinations to reduce total investment cost.

The storage expenses of spare parts decrease because the spare parts can be used interchangeably. Be Safe to use in dangerous area.

Global technical support, knowledge and service from Spirax Sarco.

25T Series Pilot-operated Temperature Control Valve

Improve Process Efficiency and Product Quality

Improve process efficiency and product quality.
Spirax Sarco 25T series self -operated temperature control valve is widely used in steam heating system for accurate and stable pressure control, good process efficiency, high product quality and energy conservation.
25T series temperature control valve can be applied in the temperature control of all kinds of vapour heat exchangers, such as displacement heat exchanger, instantaneous heat exchanger, air heating coil, flume heating coil and so on.
When the heating equipment has safety requirements on the upper limit of steam pressure, it can be connected with P valve (25PT). So the temperature and the heating steam pressure can be controlled at the same time, which realizes joint control of temperature and pressure by one control valve.

25PT Temperature Control Reducing Valve

Advantages:

Installation fee decreases without external power. Be available for dangerous and dirty place.

Product quality and process efficiency improve by accurate pressure control.

Temperature and pressure can be controlled through one valve after connecting with pressure pilot valve.

There are various temperature ranges with maximum of 160°C, being available for most processes.

Global technical support, knowledge and service from Spirax.

25P, 25PE and 25BP
There are various types of valve in Spirax Sarco 25P series so that the same valve can install on one or several valves in turns for different steam services and functions.
25P reducing valve is used for pressure control of steam.
 25PE valve adds a magnetic valve E on 25P type, which achieves remote electronic switch control at the same time of reducing pressure.
25BP back pressure regulating valve can be used for stable upstream pressure.
The spring of the valve of 25P series is marked by different colours and interchangeable. The control pressure of downstream can be changed easily and quickly without cutting off the steam line.
The available diameter of 25P series valve is from ½” to 6” with flange or threaded connection.

25T and 25PT
The 25T type is self-acting temperature control valve. With the same main valve of 25P, it can realize accurate temperature control by installing a temperature control pilot valve T.
25PT reducing temperature control valve adds a temperature control pilot valve T on the basis of 25P, which can not only achieve temperature control in process but also reduce the pressure at the same time.
There is a temperature record on the temperature pilot valve to set the right temperature. It provides various probes with different temperature range and capillaries with different length.

The Operating Principle of 25P Reducing Valve
Before initiating, the normal position of main valve is close while the polite valve is opened by the spring. The steam enters the diaphragm of main valve through the polite valve, some steam draining out of the control hole. The main valve opens because of increasing control pressure in the main diaphragm.
When the steam passing the main valve, the downstream pressure increases and the pressure feeds back on the bottom of diaphragm of pilot valve through the pressure-sensitive manifold (it should be installed in the downstream for stable downstream pressure). The force counterbalances the spring effort of the upper diaphragm, which makes the polite close gradually to maintain the pressure in the diaphragm of main valve, control the opening of main valve, transport moderate steam and keep stable downstream pressure.
When the downstream pressure grows up, the feedback pressure increases, the pilot valve closes and the control pressure releases from the control hole, making the main valve shut down tightly.
Any change of load and pressure in downstream will be reflected on the bottom of diaphragm of pilot valve so as to control the opening of main valve and keep stable downstream pressure.

Typical Reducing Station System Schematic

Parameter Specification of 25P Series Control Valve

Product Type	Connection Type			Material of Valve		Maximum
	Thread BSP	Flange PN16	Flange PN40	Cast Iron	Cast Steel	Temperature	Pressure
25P 25PE	1/2" —2"	DN15—150	DN15—150	PN16	PN40	Cast Iron=232ºC	17barg
						Cast Steel=232ºC	21barg
25BP	1/2" —2"	DN15—150	DN15—150	PN16	PN40	Cast Iron=232ºC	17barg
						Cast Steel=232ºC	21barg
25PT 25T	1/2" —2"	DN15—150	DN15—150	PN16	PN40	Cast Iron=232ºC	17barg
						Cast Steel=232ºC	21barg

Pressure Control Range
The spring Spirax Sarco provides has three colours in order to set different downstream pressure.

Yellow spring 0.2 bar g ——2.1 bar g
Blue spring 1.4 bar g —— 7.0 bar g
Red spring 5.6 bar g ——14.0 bar g
Note: when the chosen range overlaps, chose the short-range spring for better control.

Temperature Control Range
There are 7 different temperature control ranges:
0-32ºC，15-50 ºC， 40-70ºC，
50-80ºC， 70-105ºC， 95-125ºC
125-160ºC
The standard capillary is 2.4m in length. State your request when ordering if longer capillary is needed.

Magnetic pilot valve E
24VAC, 110 VAC, 240 VAC, 50/60HZ

Instructions of Ordering Products:
When ordering Spirax Sarco 25P series control valve, you must specify:
•	The diameter of valve and connection type
•	The material of valve, such as cast iron
•	The setting range of downstream pressure
•	The upstream pressure of steam supply
For example:  Spirax Sarco 1”  25P reducing valve, cast iron, upstream pressure 10 bar g, downstream pressure 1 bar g
Yellow spring 0.2 bar g ——2.1 bar g

When ordering Spirax Sarco 25T series valve, you must specify
•	The diameter of valve and connection type
•	The material of valve, such as cast iron
•	The range of control temperature
•	The length of capillary
For example:  Spirax Sarco 1” 25T temperature control valve, cast iron, temperature range 40-70ºC， capillary 2.4m.

Note: please also specify the working voltage if magnetic valve E is required for remote switch function.

Components of Reducing Station

No.	Name	Model	Diameter	Connection
1	stop valve(spherical )	BSA1,BSA2, BSA3 A3S, HV3	DN15—250	thread, flange
2	steam separator	S1, S2, S3, S4	1/2"—8"(DN15—200)	thread, flange
3	filter	Fig12, Fig33, Fig34	1/2"—8"(DN15—200)	thread, flange
4	piezometer
5	reducing valve	see above table
6	safety valve	SV3, SV5 series	1/2"—6"(DN15—150)	thread, flange
7	Spirax trap detector	ST14, 16, 17	1/2"—1"	thread
8	float trap	FT14, FTC32	1/2"—1"	thread
9	check valve	LCV1	1/2"—1"	thread
10	stop valve(spherical )	M10	1/2"—1"	thread

Typical Application of 25P Series Control Valve

Series Connection of Pilot Pressure Reducing Station
When the pressure ratio is over 10:1, apply series connection for two stages in pressure reducing station.
The pressure ratio is the ratio between the upstream pressure and downstream pressure.

Parallel Connection of Pressure Reducing Station
Although the reducing valve can adjust the flow between the maximum and zero (when the reducing valve closes), it shortens the life of reducing valve if it works in long-term stage of low load. In this case, it is better to use parallel connection of two pressure reducing stations. Though there is no specified limit, it suggests applying two reducing valves in parallel when the minimum load is less than 10% of the maximum value. With parallel connection, the system can automatically switch to each other based on the degree of load.

The Application of 25T Temperature Control Valve
For displacement heat exchanger, instantaneous heat exchanger, air heater and so on, accurate temperature control can be realized by using 25T self-acting temperature control valve, no external power source such as electricity or compressed air. Thus, it simplifies the process of installation and can be used in dangerous and dirty condition.

The Installation of 25PT Reducing Temperature Control Valve
25PT reducing temperature control valve is the best choice for the heat exchangers which limit the maximum steam pressure in the entrance. 25PT control valve can reduce the pressure and control the twice liquid temperature of heat exchanger to the setting accurately at the same time, which achieves two functions with one valve.

Instructions of Choosing 25P Series Reducing Valve

How to choose 25P series reducing valve?
1. Identify the upstream pressure P1(bar g), the set downstream steam pressure P2(bar g)  and the maximum steam  flow (kg/h)
2. Identify the diameter of reducing valve according to the following selection map. (Refer to the examples)
3. Identify the material and connection type of the reducing value.

Example :
The following two examples of saturated steam and superheated steam show how to make use of this flow map.

Saturated steam
The flow is 50000kg/h; the upstream pressure is 8 bar g; and the downstream pressure is 5 bar g.

Dropping a line vertically down from the crossing point of the downstream pressure 5 bar g horizontal line and upstream pressure 8 bar g curve, we can find that the flow of 3”(DN80) reducing valve is about 5900kg/h. The corresponding valve is the model to meet the requirement at least.

Superheated steam
Because of high specific volume of the superheated steam, the data in the selection map should be modified.
The modified factor is 0.95 when the superheat degree is 55ºC; and the modified factor is 0.9 when the superheat degree is 100ºC.
As a result, the 3” reducing valve is also qualified even if the steam superheated degree is 55ºC and the flow is 5900 X 0.95 = 5600kg/h.

The Kvs Value of 25P Series Reducing Valve

DN15	DN20	DN25	DN32	DN40	DN50	DN65	DN80	DN100	DN150
3.0	5.5	8.9	12.0	17.0	30.0	48.0	63.0	98.0	133

Conversion formula Cv(UK) = Kv x 0.963  Cv(UK) = Kv x 1.156
Note:
1) The model of reducing valve can be also identified based on the Kv value.
2) Kvs value reflects the flow capacity of controlling the valve in wide-open position. So the model of safety valve is determined by Kvs value if it is necessary.

Size and Weight (Approximation) mm/kg

Spirax Sarco Engineering Co., Ltd. in China
No. 107, Guijing Road, Hejing Development Zones,
Shanghai
Tel: 0086-21-64854898
Fax: 0086-21-64854899
Post Code: 200233
E-mail: Sales@cn.Spirax Sarcosarco.com
Website: www.Spirax Sarcosarco.com/cn
Copyright 2007 Spirax Sarco Sarco is a registered
trademark of Spirax Sarco-Sarco Limited	SB P325-01 CN Issue 4
March, 2007